Exhibit 99.2

MF Global Names Bernard W. Dan President and Global Chief Operating Officer

NEW YORK, September 11, 2008 – MF Global Ltd. (NYSE: MF), a leading broker of exchange-listed futures and options, has promoted Bernard W. Dan to president and global chief operating officer. Mr. Dan joined MF Global in June 2008 as North American chief operating officer.

“The MF Global management team continues to grow stronger as we recruit and elevate individuals who are leaders in their fields,” said Kevin R. Davis, chief executive officer, MF Global. “Since Bernie first joined us in June, he has demonstrated a strong understanding of the business coupled with a unique insight and vision for what we can achieve. He will play an increasingly integral role in our company going forward.”

Mr. Dan will succeed Christopher J. Smith who has resigned as global chief operating officer and deputy CEO.

“Chris has been a dedicated leader of our franchise for the last 17 years and we thank him for the commitment and service he has provided this organization,” said Mr. Davis.

Mr. Dan will assume global responsibility for operations and technology for all MF Global entities in more than a dozen countries worldwide. Prior to joining MF Global, Mr. Dan headed the Chicago Board of Trade where he served as president and chief executive officer from November 2002 until July 2007 upon completion of the merger with the Chicago Mercantile Exchange.

MF Global has actively broadened its senior management team over the last six months. The company has recently added a new chief risk officer, chief compliance officer, president and chief operating officer and chief financial officer as part of an overall effort to enhance the depth and breadth of its executive leadership.

ABOUT MF GLOBAL

MF Global Ltd. (NYSE: MF) is the leading broker of exchange-listed futures and options in the world. It provides independent execution and clearing services for exchange-traded and over-the-counter derivative products as well as for non-derivative foreign exchange products and securities in the cash market. MF Global is uniquely diversified across products, trading markets, customers and regions. Its worldwide client base of more than 138,000 active accounts ranges from financial institutions, industrial groups, hedge funds and other asset managers to professional traders and private/retail clients. MF Global operates in 12 countries on more than 70 exchanges, providing access to the largest and fastest growing financial markets in the world. It is the leader by volume on many of these markets and on a single day averages eight million lots, more than most of the world’s largest derivatives exchanges. For more information, please visit mfglobal.com.

# # #

Contacts:
Media	Diana DeSocio, 212.589.6282, ddesocio@mfglobal.com
Investors	Lisa Kampf, 212.589.6592, lkampf@mfglobal.com